SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 2)

                              Hollywood Media Corp.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    436233100
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                 January 1, 2005
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] RULE 13d-1(b)
[X] RULE 13d-1(c)
[ ] RULE 13d-1(d)

CUSIP No. 436233100                                            Page 2 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Shannon River Fund Management Co. LLC      02-0657358

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,133,755 Shares (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,133,755 Shares (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,133,755 Shares (1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.68% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO (Limited Liability Company)

________________________________________________________________________________

(1) Shannon River Fund Management Co LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Shannon River Partners, L.P and Shannon River Partners II, L.P. to which First New York Securities, LLC disclaims any beneficial ownership interest. Spencer Waxman holds an indirect beneficial ownership interest in these shares.

CUSIP No. 436233100                                            Page 3 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Shannon River Partners, LP 05-0544322

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           440,016 Shares (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         440,016 Shares (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     440,016 Shares (1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.43% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________

(1) Shannon River Partners, L.P. directly beneficially owns these shares of Common Stock to which First New York Securities, LLC disclaims any beneficial ownership interest.

CUSIP No. 436233100                                            Page 4 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Shannon River Partners II, LP      20-0597408

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           693,739 Shares (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         693,739 Shares (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     693,739 Shares (1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.25% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________

(1) Shannon River Partners II, L.P. directly beneficially owns these shares of Common Stock to which First New York Securities, LLC disclaims any beneficial ownership interest.

CUSIP No. 436233100                                            Page 5 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     First New York Securities, LLC     13-3270745

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           337,775 Shares (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         337,775 Shares (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     337,775 Shares (1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.09% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO (Limited Liability Company

________________________________________________________________________________

(1) First New York Securities, LLC directly beneficially owns these shares of Common Stock, which each of Shannon River Partners, L.P., Shannon River Partners II, L.P. and Shannon River Fund Management CO LLC disclaims any beneficial ownership interest. Spencer Waxman, as Portfolio Manager with respect to these shares, holds an indirect beneficial interest in these shares.

ITEM 1(a).  Name of Issuer:
         Hollywood Media Corp.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
            2255 Glades Road, Suite 221A,  Boca Raton, Florida 33431
         -------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
         -------------------------------------------------------------------
         Shannon River Fund Management Co LLC ("SRFM")
         -------------------------------------------------------------------
         Shannon River Partners, LP ("SRP")
         -------------------------------------------------------------------
         Shannon River Partners II, LP ("SRP II")
         -------------------------------------------------------------------
         First New York Securities, LLC ("FNY")
         -------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
         850 Third Avenue, 10th Floor, New York, New York 10022
         -------------------------------------------------------------------

ITEM 2(c).  Citizenship:
         -------------------------------------------------------------------
         SRFM is a Delaware Limited Liability Company
         -------------------------------------------------------------------
         SRP and SRP II are Delaware Limited Partnerships
         -------------------------------------------------------------------
         FNY is a New York Limited Liability Company
         -------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:
         Common Stock, $.01 Par Value Per Share
         -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  436233100

ITEM     3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
         (c), check whether the person filing is: None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:
(a) Amount beneficially owned by all reporting persons: 1,471,530 Shares
(b) Percent of class: 4.8% of Common Stock
(c) Number of shares as to which the reporting persons have:
         (i)      sole power to vote or to direct the vote: 1,471,530 Shares
         (ii)     shared power to vote or to direct the vote:

         (iii) sole power to dispose or to direct the disposition: 1,471,530 Shares
         (iv)     shared power to dispose or to direct the disposition:

----
ITEM 5. Ownership of five percent or less of a class. If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

ITEM 6. Ownership of more than five percent on behalf of another person.
               Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.
               Not applicable.

ITEM 8.  Identification and classification of members of the group.

               None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934. The persons filing this schedule are identified in Item 2 hereof.

ITEM 9.  Notice of dissolution of group.
               See Exhibit 1.

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:   March 31, 2005
                          SHANNON RIVER FUND MANAGEMENT CO LLC

                                      By:/s/Spencer Waxman
                                         ---------------------------------------
                                           Spencer Waxman, Managing Member

                          SHANNON RIVER PARTNERS, L.P.

                          By: Shannon River Fund Management Co LLC,
                                      General Partner

                                      By:/s/Spencer Waxman
                                         ---------------------------------------
                                           Spencer Waxman, Managing Member

                          SHANNON RIVER PARTNERS II, L.P.

                          By: Shannon River Fund Management Co LLC,
                                      General Partner

                                      By:/s/Spencer Waxman
                                         ---------------------------------------
                                           Spencer Waxman, Managing Member



                          FIRST NEW YORK SECURITIES, LLC

                                      By:/s/Harris Sufian
                                         ---------------------------------------
                                          Harris Sufian, Managing Member